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                                                                    Exhibit 99.2

FOURTH QUARTER 2000 CONFERENCE CALL SCRIPT

         INTRODUCTION (R. Geary)

                  Thank you operator. Good morning and welcome to the conference call to review ResCare's 2000 results and outlook for 2001. I am here with Ralph Gronefeld, chief financial officer. We provided notice of this call in a public news release, and we welcome those who may be joining us through the simulcast Web transmission. Thanks to all for joining us today to review how we did in 2000 and what we see ahead - both for 2001 and beyond.

                  You should have received our fourth quarter earnings news release as well as two other releases dealing with senior personnel additions to our team. All of these announcements have been covered by the financial media and posted on our web site, www.rescare.com.

                  Please remember that from time to time we make forward-looking statements in our public disclosures; including statements relating to revenues that might be expected from new or acquired programs and facilities, other statements regarding development and acquisition activities, statements regarding reimbursement under federal and state programs and statements regarding various trends favoring downsizing, deinstitutionalization and privatization of government programs.



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                  In our filings under the federal securities laws, including our annual, periodic and current reports, we identify important factors that could cause ResCare's results to differ materially from those contained in such forward-looking statements. We urge you to refer to such disclosures. We also would note that the information being provided today is as of this date only and that ResCare does not assume any responsibility to update those forward-looking comments.

                  Now, I would like to ask Ralph Gronefeld to summarize our financial performance for the fourth quarter and full year. Ralph ---

2000/FOURTH QUARTER RESULTS (R. Gronefeld)

                  Thank you Ron.

                  For a quick snapshot of our results, revenue increased 5% for the year to $865.8 million. That was a record for ResCare, and it included a record fourth-quarter total of $223.3 million, up 5% from a year ago. Income before a restructuring charge and other special charges totaled $16.5 million, or $0.68 cents per share, for the year, and $2.6 million, or $0.11 cents per share, for the quarter.

         The restructuring charge of $1.7 million was incurred and previously reported for the third quarter. Additionally, during the second quarter, the Company reported a charge of $2.0 million related to the terminated management-led buyout. Other special items totaling $479,000 were incurred in the fourth quarter and included a legal settlement and a loss on some of the facilities included in the sale-leaseback transactions we completed in December, which I will discuss shortly.

         Looking at our full year results, our Division for Persons with Disabilities reported a 4-percent gain in revenues to $680.6 million. This division was responsible for a program contribution of $81.9 million, or 80-percent of the total.

         In our Division for Youth Services, revenues for the year increased 9-percent to $185.2 million. This division contributed $20.3 million, or 20-percent, of program contribution.


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                  In this division, Job Corps revenues for the year increased
6-percent to $123.9 million. Our Job Corps services contributed $13.6 million of the program contribution.

                  Also in the Youth Services division, Alternative Youth Services and Youthtrack revenues for the year increased 16-percent to $61.3 million and contributed $6.7 million to the program contribution for the year.

                  Let me also note some key balance sheet items. First, we recently completed an amended credit agreement with our banks that we believe gives us the financial support to execute our game plan. Under the amended agreement, we reduced our facility by $35 million to $160 million.

                  Half of this is a revolver, and the other half is a term loan with both expiring January 2003. The new agreement does involve higher interest rates which will affect our 2001 results, but in this period of tightened credit everywhere, we are comfortable with the terms.

                  We currently have approximately $128 million outstanding, in borrowings and standby agreements for letters of credit, against that borrowing facility. To help you with the math, that leaves us with $32 million in available borrowing capacity, which we believe is sufficient for our current operating needs.

                  Second, our efforts to manage our balance sheet even more closely combined with our positive operating cash flow enabled us to reduce our borrowings during the year. If you look at our peak borrowing amount in April 2000, and our current borrowing position as of today, the reduction has been $62 million. For the fourth quarter alone, we lowered borrowings by $28 million. One mark of our balance sheet work was a reduction in account receivables to 59 days at the end of the year. That measure had been as high as 69 as recently as the end of the third quarter.

                  Third, in December 2000, we completed the sale/leaseback of certain properties that netted us $27 million in additional cash. The Company realized a net gain of $2.0 million in these transactions, and the gain will be recognized over the terms of the respective leases.


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                  I'll be glad to go into more detail of any of these figures in our question-and-answer session.

STRATEGY/2001 OUTLOOK (R. Geary)

         Thank you, Ralph. Our results for 2000 reflected a mix of factors that we have previously discussed. On the positive side, our team worked hard to contain expenses helped by the initial benefit of the restructuring plan that we previously announced in concert with the third quarter results.

         On the other side of the ledger, we continued to experience higher personnel-related expenses and starting in December felt the first impact of higher insurance costs that are going to be a big hurdle for us in 2001.

         I want to focus my comments on the dynamics for the current year and the Company's longer term outlook.

         For 2001 the impact of almost $10 million more in insurance costs is an issue that is going to be readily apparent in our bottom line. We simply cannot pass this cost increase through immediately.

         Yes, it is an industry-wide issue, affecting for-profit and non-profit providers alike, and we believe it is going to be an issue that regulators are going to become very weary of hearing as together with our fellow providers, we seek reimbursement relief. But it's a real issue, and largely as a result of this, we look for earnings in the first quarter to approximately half the $0.11 per share we reported before special items in the fourth quarter.


         The good news is that the bottom line should improve from that point forward. We are benefiting from the restructuring actions taken late last year and are diligently seeking ways to control costs without impairing our quality or service capability. We are also working with all parties to get rate relief. States generally adjust reimbursement rates only annually, so it will be mid-year before we see the results of our efforts.


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         You heard me sound more positive about the prospects for help from states in our third quarter call, and I want to echo that sentiment today. Against the backdrop of a slowing economy, this will not be easy; but I am more encouraged than ever that there is an increasing level of awareness that without a reasonable return on resources employed - and I use that in an industry-wide sense -, the states are going to have an even greater problem on their hands. We are prepared to make some difficult decisions. There are now instances where other providers have acted to exit entire states where they were losing money and could see no prospect of that changing.

         Ralph mentioned the meaningful improvement realized in our balance sheet. We have the advantage of a highly visible, positive cash flow and have used that to reduce our borrowings. We expect to generate approximately $30 million to $35 million in operating cash flow during 2001 and are working actively on other transactions that will increase our financial flexibility.

         I also am encouraged that the pressure we have been experiencing in terms of recruiting personnel and paying them fairly may be easing.

         We recently advertised to fill 10 positions in our operation in nearby Elizabethtown, Kentucky. We filled all of the positions after receiving applications from approximately 50 qualified people. I realize that this is only one small anecdote, but I assure you that it is distinctly different than our previous experience there - and at other locations in our system.

         The full picture for the year does include both positive and negative factors. All in all, we believe a reasonable range for earnings is $0.40-$0.50 per share for 2001. This anticipated profit will be end-weighted with the major portion coming in the second half, principally driven by the rate relief we expect to realize as the year progresses.

         The real question, I'm sure, for those familiar with ResCare, will likely not be the comparison with 2000 but rather whether we can return to the level of profitability we generated as recently as 1999 when we earned $1.04 per share.

         I believe we can - and will. But, here's where I have to invoke the cloak of "fair disclosure" and resist putting a timeframe on such a forecast. But, I have every reason to think that this is a reasonable picture.


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         ResCare continues to be the leader in meeting a steadily growing demand for what we as a society have fixed as an essential component of our social fabric. There is a waiting list for our services in virtually every state where we operate.

         In this period of daily reported shortfalls in orders and shipments from companies in many economic sectors, there is a growing demand for ResCare's services. We also have a proven team of caring, dedicated employees who are able to deliver quality services to our nation's most vulnerable citizens.

         The main goal for us is to stay focused on our mission, which has served us well, and execute our game plan to the best of our ability.

         You should have noted the concurrent releases this morning about some key personnel changes.

         The changes announced today involve the addition of experienced senior managerial resources and the strengthening of the Company's decentralized organization. ResCare's revenues of $866 million for 2000 represent nearly a threefold increase from just three years ago.

         The addition of Bryan Shaul and Katie Gilchrist represent evidence of our commitment to ensure that we have proven personnel necessary to manage our current operations and to provide the platform for future growth.

         Ralph Gronefeld, who has done an excellent job for us as chief financial officer, will now be returning to a full-time focus on operations where he has previously made significant contributions.

         I want to especially note the addition of Barbara Wolf in the new position of chief compliance officer. Our industry is wide open to attacks at any time from those who seek to find problems with what is admittedly a very difficult business.

         ResCare has always kept a firm directive in place for all of our operations regarding respect and care for the people we serve and adherence to the highest ethical and legal standards. That is who we are, and we are serious about it. Barb will be the flag bearer for this message, and we know she is going to do an excellent job for us.

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         Going forward, we have exciting opportunities for future growth in both of our divisions and I believe that this period of transition, of strengthening our operating systems and senior management resources, a period in which we are admittedly not performing as we can, will prove to be temporary.

         I want to now give you an opportunity to ask any questions you may have of Ralph or me.

                                     [Q & A]

Closing (R. Geary)

         Thanks for your participation this morning. We faced new issues in 2000 and know that challenges still await us in 2001.

         However, we also know that the return we generate for shareholders is critically important. Be assured that we are keenly focused on achieving levels of performance that will properly reward those who have provided us with the capital to pursue this mission.

Thank you.